Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2018 Fourth Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--May 10, 2018--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2018.

Three-month results

Gross loans outstanding increased to $1.11 billion as of March 31, 2018, a 4.3% increase from the $1.06 billion of gross loans outstanding as of March 31, 2017. Gross loans in the US increased by 6.5%. Gross loans in Mexico decreased 13.4% in US dollars and 16.0% in Mexican pesos. Our unique borrowers in the US decreased by 59,031 or 7.0% during the fourth quarter of 2018. This is compared to a decrease of 62,039 or 7.8% during the fourth quarter of 2017, a decrease of 88,172 or 10.8% in the fourth quarter of 2016 and a decrease of 73,180 or 8.6% in the fourth quarter of 2015. For fiscal 2018, we increased our unique borrowers in the US by 42,740 or 5.8%, compared to an increase of 7,631 or 1.0% in fiscal 2017, a decrease of 45,867 or 5.9% in fiscal 2016 and decrease of 11,914 or 1.5% in fiscal 2015.

Net income for the fourth quarter decreased to $29.1 million, an 8.5% decrease from the $31.9 million reported for the same quarter of the prior year. Net income per diluted share decreased 12.7% to $3.18 in the fourth quarter of fiscal 2018 compared to $3.64 in the prior year quarter. The decreases in net income and net income per diluted share were primarily due to the recognition of the deemed repatriation transition tax (the “Transition Tax”), as described below. Excluding the impact of the Transition Tax, net income for the fourth quarter increased 6.7% to $34.0 million compared to $31.9 million for the same quarter of the prior year. Excluding the Transition Tax, net income per diluted share increased 1.7% to $3.70 in the fourth quarter of fiscal 2018 compared to $3.64 in the prior year quarter. See “Non-GAAP financial measures” below.

Total revenues for the fourth quarter increased to $151.9 million, a 5.0% increase from the $144.6 million reported for the same quarter of the prior year. In the US, revenues from the 1,127 offices open throughout both quarterly periods increased by 5.0%. Interest and fee income increased 4.2%, from $119.5 million in the fourth quarter of fiscal 2017 to $124.4 million in the fourth quarter of fiscal 2018, primarily due to an increase in average earning loans. Insurance and other income increased by 9.3% to $27.4 million in the fourth quarter of fiscal 2018 compared to $25.1 million in the fourth quarter of fiscal 2017. The increase was related to a $580,000 increase in insurance revenue and a $1.7 million increase in other income compared to the fourth quarter of fiscal 2017, primarily due to an increase in tax preparation revenue.

Accounts in the US that were 61 days or more past due increased to 5.4% on a recency basis and to 7.5% on a contractual basis at March 31, 2018, compared to 5.0% and 7.0%, respectively, at March 31, 2017. On a consolidated basis, accounts that were 61 days or more past due increased to 6.3% on a recency basis and to 8.8% on a contractual basis at March 31, 2018, compared to 5.5% and 7.8%, respectively, at March 31, 2017. As a result of the higher delinquencies, our allowance for loan losses compared to net loans increased from 9.4% at March 31, 2017, to 10.0% at March 31, 2018.

As previously disclosed, the Company ceased all in-person collection visits in December 2015. Following this change in practice, in fiscal 2017 we experienced an increase in delinquencies and charge-offs. We saw an improvement in net charge-offs during the first, second, and third quarters of fiscal 2018 compared to fiscal 2017. This trend continued in the US for the fourth quarter. However, consolidated net charge-offs as a percentage of average net loans on an annualized basis increased from 15.4% to 16.0% when comparing the fourth quarter of fiscal 2018 to the fourth quarter of fiscal 2017, due to increased charge-offs in Mexico. The consolidated provision for the quarter decreased by $3.3 million when comparing the fourth quarter of fiscal 2018 to the fourth quarter of fiscal 2017. Consolidated net charge-offs were up $2.9 million when comparing the fourth quarter of fiscal 2018 to the fourth quarter of fiscal 2017. The portion of the provision related to a change in loans outstanding decreased by $700,000 in the fourth quarter of fiscal 2018, as compared to the fourth quarter of fiscal 2017 primarily due to the decrease in loans outstanding in Mexico. The US provision decreased $1.6 million when comparing the fourth quarter of fiscal 2018 to the fourth quarter of fiscal 2017. The portion of the US provision related to an increase in loans outstanding was flat when comparing the fourth quarter to the prior year quarter. There was a $1.8 million decrease in the US provision due to a larger decrease during the quarter in accounts that were 90 days past due when comparing the fourth quarter of fiscal 2018 to the fourth quarter of fiscal 2017. This was offset by an increase in net charge-offs of $1.8 million.

General and administrative (“G&A”) expenses amounted to $80.7 million in the fourth quarter of fiscal 2018, compared to $70.0 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 48.4% during the fourth quarter of fiscal 2017 to 53.2% during the fourth quarter of fiscal 2018. G&A expenses per average open office increased by 15.1% when comparing the two fiscal quarters, primarily due to an increase in personnel expense, advertising expense, and legal and professional expense.

Personnel expense increased $5.0 million during the fourth quarter of fiscal 2018, as compared to the fourth quarter of fiscal 2017. Personnel expense in the US increased by $5.0 million during the fourth quarter of fiscal 2018, as compared to the fourth quarter of fiscal 2017. The increase is primarily due to $2.5 million in severance related amounts as a result of the separation agreement entered into with the Company’s former CEO. The Company also recorded a $1.8 million charge due to a change in the Company’s paid time off policy that accelerated the accrual of time-off within the calendar year. The policy change became effective January 1, 2018.

Advertising expense increased 32.5%, or $950,000 relative to the same quarter last year.

Legal and professional expense increased by $2.9 million primarily due to additional expense related to the previously disclosed investigation related to our operations in Mexico. We incurred $1.6 million in expense directly related to the investigation during the quarter. See “Other Matters” below for additional information regarding the investigation.

Interest expense for the quarter ended March 31, 2018, decreased by $73,000, or 1.4% from the corresponding quarter of the previous year. The decrease in interest expense is due to a 9.7% decrease in the average debt outstanding, from $350.0 million to $316.2 million for the quarters ended March 31, 2017 and 2018, respectively. The Company’s debt to equity ratio decreased from 0.6:1 at March 31, 2017, to 0.5:1 at March 31, 2018.

The Tax Cuts and Jobs Act (“TCJA”) was enacted on December 22, 2017. US accounting standards require the remeasurement of all US deferred income tax assets and liabilities for temporary differences from the current corporate tax rate of 35 percent to the new corporate tax rate of 21 percent. A cumulative adjustment of $10.5 million was recognized in income tax expense from continuing operations as a discrete item in the third quarter of fiscal 2018, which included the enactment date. The TCJA requires companies to pay a one-time Transition Tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign-sourced earnings. To determine the amount of the Transition Tax, we determined, in addition to other factors, the amount of post-1986 earnings and profits of our foreign subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. We have recorded a provisional Federal and state Transition Tax obligation of $4.8 million in the fourth quarter of fiscal 2018.

Other key return ratios for the fourth quarter included a 6.3% return on average assets and a return on average equity of 10.9% (both on a trailing 12-month basis).

At March 31, 2018, we had approximately 156,000 accounts and approximately $100.9 million in gross loans outstanding in Mexico. There were $116.5 million in gross loans in Mexico as of March 31, 2017. Annualized net charge-offs for Mexico as a percentage of average net loans increased from 8.4% for the fourth quarter of fiscal 2017 to 16.1% for the fourth quarter of fiscal 2018. Additionally, our Mexican 61+ day delinquencies were 15.8% and 22.7% on a recency and contractual basis, respectively, as of March 31, 2018, a change from 10.1% and 14.0%, respectively, as of March 31, 2017.

Twelve-month results

Net income for the twelve months of fiscal 2018 decreased to $53.7 million, a 27.1% decrease from the $73.6 million reported for the prior year. Fully diluted net income per share decreased 28.5% to $5.99 for fiscal 2018 compared to $8.38 for fiscal 2017.

Total revenues for the twelve months of fiscal 2018 increased to $548.7 million, a 3.2% increase from the $531.7 million reported for the prior year. Annualized net charge-offs as a percent of average net loans decreased from 15.7% during fiscal 2017 to 14.9% for fiscal 2018.

Other matters

As previously disclosed, we are conducting an investigation of our operations in Mexico, focusing on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We promptly retained outside legal counsel and forensic accountants to lead the investigation upon receipt of an anonymous letter regarding compliance matters, and we have voluntarily contacted the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) to advise both agencies that an investigation is underway. We are committed to compliance with applicable laws and regulations, intend to cooperate fully with both the SEC and the DOJ, and are continuing to develop and execute a remediation plan to ensure compliance with applicable laws and regulations and to remediate the material weaknesses in our internal control over financial reporting.

Non-GAAP financial measures

On December 22, 2017, the Tax Cut and Jobs Act (TCJA) was signed into law. The results of the fourth quarter of fiscal 2018 and the fiscal year ended March 31, 2018, reflect the estimated impact of its enactment, which resulted in a $4.8 million decrease in net income for the fourth quarter. Net income and earnings per share excluding the impact of these significant items are non-GAAP financial measures. Management believes these measures help investors understand the impact of these items on reported results.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,308 offices in 15 states and Mexico.

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/25471. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, or the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the SEC, DOJ, or other regulators or third parties in connection with or resulting from the previously disclosed investigation of our operations in Mexico; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company’s assessment of its internal control over financial reporting, and the timing and effectiveness of the Company’s efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2017, filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2018	2017	2018	2017
Revenues:
Interest and fee income	$124,443	119,478	$481,734	468,759
Insurance income, net and other income	27,415	25,093	66,972	62,975
Total revenues	151,858	144,571	548,706	531,734

Expenses:
Provision for loan losses	17,408	20,702	130,980	128,572
General and administrative expenses:
Personnel	52,144	47,167	182,947	171,958
Occupancy and equipment	11,187	10,787	43,773	42,438
Advertising	3,885	2,932	22,295	17,866
Amortization of intangible assets	258	107	990	490
Other	13,247	9,027	47,429	34,909
Total general and administrative expenses	80,721	70,020	297,434	267,661

Interest expense	5,052	5,125	19,090	21,504
Total expenses	103,181	95,847	447,504	417,737

Income before income taxes	48,677	48,724	101,202	113,997

Income taxes	19,534	16,873	47,514	40,397

Net income	$29,143	31,851	$53,688	73,600

Net income per common share (diluted):	$3.18	3.64	$5.99	8.38
Weighted average common shares outstanding (diluted):	9,178	8,754	8,959	8,778

CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	March 31, 2018	March 31, 2017	March 31, 2016
ASSETS
Cash and cash equivalents	$32,086	$15,200	$12,377
Gross loans receivable	1,105,114	1,059,804	1,066,964
Less:
Unearned interest, insurance and fees	(299,108)	(291,908)	(290,659)
Allowance for loan losses	(80,826)	(72,195)	(69,566)
Loans receivable, net	725,180	695,701	706,739
Property and equipment, net	25,591	24,184	25,297
Deferred income taxes, net	30,240	39,025	38,131
Other assets, net	14,212	13,797	14,637
Goodwill	7,034	6,067	6,121
Intangible assets, net	6,644	6,614	2,917
Total assets	$840,987	$800,588	$806,219

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	244,900	295,136	374,685
Income taxes payable	14,535	12,519	8,259
Accounts payable and accrued expenses	40,444	31,869	31,373
Total liabilities	299,879	339,524	414,317

Shareholders' equity	541,108	461,064	391,902
Total liabilities and shareholders' equity	$840,987	$800,588	$806,219

SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017

Gross loans receivable	$1,105,114	$1,059,804	$1,105,114	$1,059,804
Average gross loans receivable	$1,178,182	$1,121,434	$1,138,401	$1,100,700
Net loans receivable	$806,006	$767,896	$806,006	$767,896
Average net loans receivable	$859,439	$813,985	$823,691	$796,642

Expenses as a percent of total revenues:
Provision for loan losses	11.5%	14.3%	23.9%	24.2%
General and administrative expenses	53.2%	48.4%	54.2%	50.3%
Interest expense	3.3%	3.5%	3.5%	4.0%

Loan volume	$554,921	$517,644	$2,613,629	$2,507,840

Net charge-offs as percent of average loans	16.0%	15.4%	14.9%	15.7%

Return on average assets (trailing 12 months)	6.3%	8.8%	6.3%	8.8%

Return on average equity (trailing 12 months)	10.9%	17.8%	10.9%	17.8%

Branches opened (merged) or acquired, net	(26)	4	(19)	(12)

Branches open at (end of period)	1,308	1,327	1,308	1,327

CONTACT:
World Acceptance Corporation
John L. Calmes, Jr., 864-298-9800
Chief Financial Officer